Exhibit 99.1

Contact:

Diane Bessette

Vice President and Treasurer

Lennar Corporation

(305) 229-6419

FOR IMMEDIATE RELEASE

Lennar Reports First Quarter EPS of $0.08

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Net earnings of $15.0 million, or $0.08 per diluted share, compared to $27.4 million, or $0.14 per diluted share, in prior year, which included $37.5 million, or $0.19 per diluted share, related to the receipt of a non-recurring litigation settlement

•	Deliveries of 2,482 homes – up 29%
•	New orders of 3,022 homes – up 33%; cancellation rate of 18%
•	Backlog of 2,711 homes – up 39%
•	Revenues of $724.9 million – up 30%
•	Gross margin on home sales of 20.9% – improved 90 basis points
•	S,G&A expenses as a % of revenues from home sales of 14.9% – improved 150 basis points
•	Operating margin on home sales of 6.0% – improved 240 basis points
•	Lennar Homebuilding operating earnings of $20.0 million, compared to $35.5 million in prior year, which included $37.5 million related to the receipt of a non-recurring litigation settlement
•	Lennar Financial Services operating earnings of $8.3 million, compared to $1.2 million
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Rialto Investments operating earnings of $9.4 million (including $4.3 million of net loss attributable to noncontrolling interests), compared to operating earnings of $11.0 million (net of $12.0 million of net earnings attributable to noncontrolling interests)

•

Rialto Investments operating earnings include net gains in the AB PPIP fund of $8.4 million, primarily related to unrealized gains as a result of mark-to-market adjustments, compared to gains totaling $2.0 million in Q1 2011

•	Lennar Homebuilding cash and cash equivalents of approximately $800 million
•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 49.6%

Miami, March 27, 2012 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its first quarter ended February 29, 2012. First quarter net earnings attributable to Lennar in 2012 were $15.0 million, or $0.08 per diluted share, compared to $27.4 million, or $0.14 per diluted share, in 2011, which included $37.5 million, or $0.19 per diluted share, related to the receipt of a non-recurring litigation settlement.

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Stuart Miller, Chief Executive Officer of Lennar Corporation, said, “We are pleased to announce EPS of $0.08 in the first quarter, making this our eighth consecutive quarter of profitability. We were profitable in each of our business segments and recorded our strongest first quarter homebuilding operating margins in six years.”

Mr. Miller continued, “New sales orders in the first quarter were encouraging. We have seen the market stabilize, driven by a combination of low home prices and low interest rates, making the decision to purchase a new home more attractive, compared to the heated rental market. We recorded our strongest first quarter sales since 2008, with new orders increasing 33% year-over-year. We have been able to increase sales prices and have started to reduce sales incentives in some of our communities. We have also seen a noticeable improvement in our sales pace per community, which should lead to a significant increase in the operating leverage of our homebuilding segment in the second half of the year.”

“During the quarter, we continued to manage our homebuilding business carefully with tight controls over our costs and an intense focus on improving our gross margins. We benefited greatly from our strategic capital investments in new higher margin communities, which helped us drive a 20.9% gross margin in the first quarter and improve our operating margin by 240 basis points over last year.”

“Our Rialto segment continues to show strength as it generated $9.4 million of earnings in the first quarter. Rialto remains intensely focused on maximizing the value of its assets, which it purchased at significant discounts; however, the timing of these asset resolutions varies from quarter to quarter. We remain very enthusiastic about Rialto’s position in the market and its prospects for future profitability, which will be even stronger as the market continues to improve.”

Mr. Miller concluded, “Our strong balance sheet, significant liquidity and deep management team continue to position us to capitalize on opportunities and we believe that the strategic investments we have made in our Homebuilding and Rialto segments will lead the way to our third consecutive profitable year in 2012.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED FEBRUARY 29, 2012 COMPARED TO

THREE MONTHS ENDED FEBRUARY 28, 2011

Lennar Homebuilding

Revenues from home sales increased 33% in the first quarter of 2012 to $610.7 million from $457.9 million in 2011. Revenues were higher primarily due to a 3% increase in the average sales price of homes delivered and 30% increase in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, increased to 2,472 homes in the first quarter of 2012 from 1,903 homes last year. There was an increase in home deliveries in all of the Company’s Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $246,000 in the first quarter of 2012, in all of the Company’s Homebuilding segments, from $240,000 in the same period last year. Sales incentives offered to homebuyers were $34,200 per home delivered in the first quarter of 2012, or 12.2% as a percentage of home sales revenue, compared to $33,100 per home delivered in the same period last year, or 12.1% as a percentage of home sales revenue, and $33,900 per home delivered in the fourth quarter of 2011, or 12.2% as a percentage of home sales revenue.

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Gross margins on home sales were $127.9 million, or 20.9%, in the first quarter of 2012, compared to $91.7 million, or 20.0%, in the first quarter of 2011. Gross margin percentage on home sales improved compared to last year, primarily due to an increase in average sales price and lower valuation adjustments. Gross profits on land sales totaled $2.9 million in the first quarter of 2012, compared to $2.5 million in the first quarter of 2011.

Selling, general and administrative expenses were $91.1 million in the first quarter of 2012, compared to $75.2 million in the first quarter of 2011, which included $6.6 million related to expenses associated with remedying pre-existing liabilities of a previously acquired company, offset by $8.0 million of income related to the receipt of a litigation settlement. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 14.9% in the first quarter of 2012, from 16.4% in the first quarter of 2011 due to higher revenues.

Lennar Homebuilding equity in earnings from unconsolidated entities was $1.1 million in the first quarter of 2012, compared to $8.7 million, in the first quarter of 2011, which included the Company’s share of a gain on debt extinguishment at one of Lennar Homebuilding’s unconsolidated entities totaling $15.4 million, partially offset by $4.5 million of valuation adjustments related to assets of Lennar Homebuilding’s unconsolidated entities.

Lennar Homebuilding other income, net, totaled $4.1 million in the first quarter of 2012, compared to $30.0 million, in the first quarter of 2011, which included $29.5 million related to the receipt of a litigation settlement. Lennar Homebuilding other income, net, in the first quarter of 2011 also included the recognition of $10.0 million of deferred management fees related to management services previously performed for one of Lennar Homebuilding’s unconsolidated entities. These amounts were partially offset by $13.1 million of valuation adjustments to the Company’s investments in Lennar Homebuilding’s unconsolidated entities in the first quarter of 2011.

Homebuilding interest expense was $41.3 million in the first quarter of 2012 ($16.1 million was included in cost of homes sold, $0.4 million in cost of land sold and $24.8 million in other interest expense), compared to $35.8 million in the first quarter of 2011 ($13.5 million was included in cost of homes sold, $0.2 million in cost of land sold and $22.1 million in other interest expense). Interest expense increased due to an increase in the Company’s outstanding debt compared to the same period last year.

Lennar Financial Services

Operating earnings for the Lennar Financial Services segment were $8.3 million in the first quarter of 2012, compared to operating earnings of $1.2 million in the first quarter of 2011. The increase in profitability was primarily due to improved operating leverage as a result of an increase in originations in the segment’s mortgage operations and reduced costs in the segment’s title operations.

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Rialto Investments

In the first quarter of 2012, operating earnings for the Rialto Investments segment were $9.4 million, or $5.1 million (net of $4.3 million of net loss attributable to noncontrolling interests), compared to $11.0 million, or $23.0 million (which included $12.0 million of net earnings attributable to noncontrolling interests) in the same period last year. In the first quarter of 2012, revenues in this segment were $32.2 million, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets, compared to revenues of $33.6 million in the same period last year. In the first quarter of 2012, Rialto Investments other income (expense), net, was ($12.2) million, which consisted primarily of expenses related to owning and maintaining real estate owned, partially offset by rental income and gains from acquisition of real estate owned through foreclosure. In the first quarter of 2011, Rialto Investments other income, net was $13.2 million, which consisted primarily of gains from acquisition of real estate owned through foreclosure.

The segment also had equity in earnings from unconsolidated entities of $18.5 million during the first quarter of 2012, which included $8.4 million of net gains primarily related to unrealized gains for the Company’s share of the mark-to-market adjustments of the investment portfolio underlying the AllianceBernstein L.P. (“AB”) fund formed under the Federal government’s Public-Private Investment Program (“PPIP”), $2.6 million of interest income earned by the AB PPIP fund and $7.6 million of equity in earnings related to the Rialto Investments Real Estate Fund. This compares to equity in earnings from unconsolidated entities of $4.5 million in the same period last year, which included $2.0 million of gains primarily related to unrealized gains for the Company’s share of the mark-to-market adjustments of the AB PPIP investments and $2.8 million of interest income earned by the AB PPIP fund, partially offset by other expenses. In the first quarter of 2012, expenses in this segment were $33.4 million, which consisted primarily of costs related to its portfolio operations, due diligence expenses related to both completed and abandoned transactions, and other general and administrative expenses, compared to expenses of $28.3 million in the same period last year.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were $26.8 million, or 3.7% as a percentage of total revenues, in the first quarter of 2012, compared to $23.4 million, or 4.2% as a percentage of total revenues, in the first quarter of 2011. The decrease in corporate general and administrative expenses as a percentage of total revenues was a result of an increase in total revenues due primarily to an increase in home deliveries.

Noncontrolling Interests

Net earnings (loss) attributable to noncontrolling interests were ($7.0) million and $11.3 million, respectively, in the first quarter of 2012 and 2011. Net loss attributable to noncontrolling interests during the first quarter of 2012 was attributable to noncontrolling interests related to the Company’s homebuilding and Rialto Investments segments. Net earnings attributable to noncontrolling interests during the first quarter of 2011 were primarily related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

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Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2011. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, March 27, 2012. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0799 and entering 5723593 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended
	February 29,	February 28,
	2012	2011

Revenues:
Lennar Homebuilding	$624,433	466,709
Lennar Financial Services	68,215	57,713
Rialto Investments	32,208	33,623

Total revenues	$724,856	558,045

Lennar Homebuilding operating earnings	$19,989	35,488
Lennar Financial Services operating earnings	8,250	1,183
Rialto Investments operating earnings	5,056	23,002
Corporate general and administrative expenses	(26,842)	(23,352)

Earnings before income taxes	6,453	36,321
Benefit for income taxes	1,524	2,405

Net earnings (including net earnings (loss) attributable to noncontrolling interests)	7,977	38,726
Less: Net earnings (loss) attributable to noncontrolling interests	(6,991)	11,320

Net earnings attributable to Lennar	$14,968	27,406

Average shares outstanding:
Basic	185,997	184,155

Diluted	213,813	194,859

Earnings per share:
Basic	$0.08	0.15

Diluted	$0.08	0.14

Supplemental information:
Interest incurred (1)	$53,341	49,874

EBIT (2):
Net earnings attributable to Lennar	$14,968	27,406
Benefit for income taxes	(1,524)	(2,405)
Interest expense	41,339	35,825

EBIT	$54,783	60,826

(1)	Amount represents interest incurred related to homebuilding debt.
(2)	EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company’s operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company’s GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES

Segment Information

(In thousands)

(unaudited)

	Three Months Ended
	February 29,	February 28,
	2012	2011

Lennar Homebuilding revenues:
Sales of homes	$610,700	457,869
Sales of land	13,733	8,840

Total revenues	624,433	466,709

Lennar Homebuilding costs and expenses:
Cost of homes sold	482,822	366,199
Cost of land sold	10,836	6,389
Selling, general and administrative	91,087	75,175

Total costs and expenses	584,745	447,763

Lennar Homebuilding operating margins	39,688	18,946
Lennar Homebuilding equity in earnings from unconsolidated entities	1,083	8,661
Lennar Homebuilding other income, net	4,067	29,960
Other interest expense	(24,849)	(22,079)

Lennar Homebuilding operating earnings	$19,989	35,488

Lennar Financial Services revenues	$68,215	57,713
Lennar Financial Services costs and expenses	59,965	56,530

Lennar Financial Services operating earnings	$8,250	1,183

Rialto Investments revenues	$32,208	33,623
Rialto Investments costs and expenses	33,370	28,349
Rialto Investments equity in earnings from unconsolidated entities	18,458	4,525
Rialto Investments other income (expense), net	(12,240)	13,203

Rialto Investments operating earnings	$5,056	23,002

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog

(Dollars in thousands)

(unaudited)

	At or for the Three Months Ended
	February 29, 2012		February 28, 2011
	Homes	Dollar Value	Homes	Dollar Value
Deliveries:
East	1,062	$237,021	831	$178,763
Central	387	84,927	312	66,064
West	394	126,015	341	110,992
Southeast Florida	187	49,788	134	35,091
Houston	352	80,768	219	48,664
Other	100	36,103	86	32,905

Total	2,482	$614,622	1,923	$472,479

Of the total home deliveries listed above, 10 homes with a dollar value of $3.9 million represent home deliveries from unconsolidated entities for the three months ended February 29, 2012, compared to 20 home deliveries with a dollar value of $14.6 million for the three months ended February 28, 2011.

New Orders:
East	1,246	$292,490	982	$207,591
Central	481	104,051	341	71,120
West	515	157,598	388	127,979
Southeast Florida	225	62,462	176	49,899
Houston	424	97,947	266	59,653
Other	131	48,786	114	45,298

Total	3,022	$763,334	2,267	$561,540

Of the total new orders listed above, 23 homes with a dollar value of $8.9 million represent new orders from unconsolidated entities for the three months ended February 29, 2012, compared to 21 new orders with a dollar value of $16.9 million for the three months ended February 28, 2011.

Backlog:
East	1,132	$278,092	906	$206,302
Central	403	84,245	283	58,348
West	419	129,173	226	74,825
Southeast Florida	204	64,920	165	53,842
Houston	427	96,948	292	69,900
Other	126	58,007	76	34,245

Total	2,711	$711,385	1,948	$497,462

Of the total homes in backlog listed above, 15 homes with a backlog dollar value of $6.0 million represent the backlog from unconsolidated entities at February 29, 2012, compared to 4 homes with a backlog dollar value of $4.5 million at February 28, 2011.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia

Central:	Arizona, Colorado and Texas(2)

West:	California and Nevada

Southeast Florida:	Southeast Florida

Houston:	Houston, Texas

Other:	Illinois and Minnesota

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.
(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	February 29,	November 30,	February 28,
	2012	2011	2011

Lennar Homebuilding debt	$3,472,937	3,362,759	3,129,065
Total stockholders’ equity	2,722,796	2,696,468	2,640,377

Total capital	$6,195,733	6,059,227	5,769,442

Lennar Homebuilding debt to total capital	56.1%	55.5%	54.2%

Lennar Homebuilding debt	$3,472,937	3,362,759	3,129,065
Less: Lennar Homebuilding cash and cash equivalents	792,165	1,024,212	1,014,000

Net Lennar Homebuilding debt	$2,680,772	2,338,547	2,115,065

Net Lennar Homebuilding debt to total capital (1)	49.6%	46.4%	44.5%

(1)	Net Lennar Homebuilding debt to total capital consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders’ equity).